As filed with the Securities and Exchange Commission on September 1, 2009

Registration No. 333-142989

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Accenture plc

(Exact name of registrant as specified in its charter)

Ireland	98-0627530
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Accenture plc

1 Grand Canal Square

Grand Canal Harbour

Dublin 2, Ireland

(353) (1) 646-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas G. Scrivner, Esq.

Richard Buchband, Esq.

Accenture plc

50 W. San Fernando Street, 12th Floor

San Jose, CA 95113

(408) 817-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A ordinary shares, par value $0.0000225 per share	(1)	(1)	(1)	(1)

(1)	No additional securities are to be registered, and the registration fee was paid upon filing of the original Registration Statement on Form S-3 (File No. 333-142989). Therefore, no further registration fee is required.

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Accenture plc, an Irish public limited company (the “Company” or “Registrant”), as successor issuer to Accenture Ltd, a Bermuda company (“Accenture Ltd”). On September 1, 2009, Accenture Ltd and the Company completed the scheme of arrangement pursuant to which the Accenture Ltd Class A and Class X common shares were cancelled and the Accenture Ltd Class A and Class X common shareholders received, on a one-for-one basis for the Accenture Ltd Class A and Class X common shares that were cancelled, new Accenture plc Class A and Class X ordinary shares, as applicable (or, in the case of fractional shares held of record, cash) (the “Transaction”). As a result of the Transaction, Accenture Ltd is now a direct, wholly-owned subsidiary of the Company and the Company is the successor issuer to Accenture Ltd. This Post-Effective Amendment pertains to the adoption by the Company of Registration Statement No. 333-142989 on Form S-3 (the “Registration Statement”). The Company hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing of the original Registration Statement.

PROSPECTUS

150,000,000 Class A Ordinary Shares

Accenture plc may issue from time to time up to 150,000,000 Class A ordinary shares to holders of up to an equal number of SCA Class I common shares upon tender of those Class I common shares for redemption. We are a company organized under the laws of Ireland and as of September 1, 2009, we directly or indirectly owned approximately 91% of the outstanding voting interests in Accenture SCA, a Luxembourg partnership limited by shares. The approximately 106,382,000 SCA Class I common shares currently outstanding that may be redeemed were issued in the corporate reorganization of Accenture Ltd, our predecessor-issuer, that took place in 2001. On September 1, 2009, Accenture Ltd and Accenture plc completed the scheme of arrangement pursuant to which the Accenture Ltd Class A and Class X common shares were cancelled and the Accenture Ltd Class A and Class X common shareholders received, on a one-for-one basis for the Accenture Ltd Class A and Class X common shares that were cancelled, new Accenture plc Class A and Class X ordinary shares, as applicable (or, in the case of fractional shares held of record, cash) (the “Transaction”). As a result of the Transaction, Accenture Ltd is now a direct, wholly-owned subsidiary of Accenture plc and Accenture plc is the successor-issuer to Accenture Ltd.

We are registering the issuance of our Class A ordinary shares to permit holders of SCA Class I common shares who elect to redeem their SCA Class I common shares to sell without restriction in the open market or otherwise any of our Class A ordinary shares that they receive upon redemption. However, the registration of our Class A ordinary shares does not necessarily mean that any holders will elect to redeem their SCA Class I common shares or that we will elect to issue any of our Class A ordinary shares rather than pay cash upon redemption of SCA Class I common shares. We will not receive any cash proceeds upon the issuance of any of our Class A ordinary shares following a redemption of SCA Class I common shares, but will acquire the SCA Class I common shares tendered for redemption in exchange for any of our Class A ordinary shares that we issue to a redeeming holder.

Our Class A ordinary shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “ACN.”

Investing in our ordinary shares involves risks. You should carefully consider the information referred to under the heading “Risk Factors” on page 3.

Neither the Securities and Exchange Commission (the “Commission” or “SEC”) nor any state or other jurisdiction’s securities commission or regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This document is important and requires your immediate attention. If you are in any doubt as to what action you should take, you are recommended to consult immediately your stockbroker, bank manager, solicitor, fund manager or other appropriate financial adviser being, if you are resident in Ireland, an organisation or firm authorized or exempted pursuant to the European Communities (Markets in Financial Instruments) Regulations (nos. 1 to 3) 2007 or the Investments Intermediaries Act 1995 (as amended) or another appropriately authorized adviser if you are in a territory outside Ireland.

This document does not constitute a prospectus within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland. No offer of Class A ordinary shares to the public is made, or will be made, that requires the publication of a prospectus pursuant to Irish prospectus law (within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland) in general, or in particular pursuant to the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland. Any Class A ordinary shares issued will be treated as paid up for the purposes of Section 30 (2) of the Companies (Amendment) Act 1983. This document has not been approved or reviewed by or registered with the Central Bank and Financial Services Authority of Ireland.

This document does not constitute investment advice or the provision of investment services within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended) or otherwise. Accenture plc is not an authorized investment firm within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended) and the recipients of this document should seek independent legal and financial advice in determining their actions in respect of or pursuant to this document.

The date of this prospectus is September 1, 2009

Prospectus

Page
The Company	2
Forward-Looking Statements	3
Risk Factors	3
Use of Proceeds	4
Redemption of SCA Class I Common Shares	4
Material U.S. Federal Income Tax Consequences of Redeeming SCA Class I Common Shares	5
Material Luxembourg Tax Consequences of Redeeming SCA Class I Common Shares	7
Material Irish Tax Consequences of Holding and Redeeming SCA Class I Common Shares	8
Description of Share Capital	9
Rights of Holders of Accenture PLC Class A Ordinary Shares Compared to Rights of Holders of Accenture PLC Class X Ordinary Shares and SCA Class I Common Shares	23
Plan of Distribution	37
Legal Matters	37
Experts	37
Where You Can Find More Information	37
Incorporation of Certain Information by Reference	38

i

We have not authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus, including the information incorporated by reference herein as described under “Where You Can Find More Information,” or any free writing prospectus that we prepare and distribute. You must not rely on any unauthorized information or representations. We are offering to sell, and seeking offers to buy, only our Class A ordinary shares covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date, regardless of the time and delivery of this prospectus or of any sale of the shares.

You should read carefully the entire prospectus as well as the documents incorporated by reference in the prospectus, before making an investment decision.

When used in this prospectus, except where the context otherwise requires, the terms “we,” “our,” “us” or “Accenture” refer to Accenture plc and, where appropriate, its subsidiaries, including Accenture SCA. We refer to the Class I common shares of Accenture SCA that may be tendered for redemption for Class A ordinary shares as the “SCA Class I common shares.” We use the “senior executive” title to refer to our highest-level employees, including those employees we previously referred to as partners.

THE COMPANY

We are one of the world’s leading management consulting, technology services and outsourcing organizations.

Our “high performance business” strategy builds on our expertise in consulting, technology and outsourcing to help clients improve their business performance so they can create sustainable value for their customers, stakeholders and shareholders. We use our industry and business-process knowledge, our service offering expertise and our insight into and deep understanding of emerging technologies to identify new business and technology trends and formulate and implement solutions for clients under demanding time constraints. We help clients identify and enter new markets, increase revenues in existing markets, improve operational performance and deliver their products and services more effectively and efficiently.

We operate globally with one common brand and business model designed to enable us to provide clients around the world with the same high level of service. Drawing on a combination of industry expertise, functional capabilities, alliances, global resources and technology, we deliver competitively priced, high-value services that help our clients measurably improve business performance. Our global delivery model enables us to provide a complete end-to-end delivery capability by drawing on Accenture’s global resources to deliver high-quality, cost-effective solutions to clients under demanding timeframes.

We are organized under the laws of Ireland. We maintain a registered office in 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland. Our telephone number in Ireland is +1 (353) (1) 646-2000. We also have major offices in the world’s leading business centers, including New York, London, Frankfurt, Paris, Madrid, Chicago, Milan, Tokyo, Sao Paolo, Rome, Bangalore, San Francisco, Sydney, Manila and Boston, among others. Our website address is www.accenture.com. We do not intend for information contained in our website to be part of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act relating to our operations, our results of operations and other matters that are based on our current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. The reasons for these differences include changes in general economic and political conditions, including fluctuations in currency exchange rates, and the factors discussed above under the section entitled “Risk Factors.”

RISK FACTORS

The redemption of your SCA Class I common shares and the ownership of our Class A ordinary shares involve various risks. You should carefully consider each of the risks and uncertainties, under the headings “Risk Factors” in our predecessor’s Annual Report on Form 10-K for the year ended August 31, 2008, Item 1A, “Risk Factors” in our predecessor’s Form 10-Q for the quarterly periods ended November 30, 2008, February 28, 2009 and May 31, 2009 and Item 8.01, “Other Events—Risk Factors” in our Current Report on Form 8-K filed on September 1, 2009, and any subsequent Annual Reports on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated by reference into this prospectus, and all of the other information included or incorporated by reference in this prospectus when redeeming your SCA Class I common shares or otherwise receiving our Class A ordinary shares in payment of the redemption price.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of our Class A ordinary shares pursuant to this prospectus, but we will acquire SCA Class I common shares in exchange for any of our Class A ordinary shares that we may issue to a redeeming holder.

REDEMPTION OF SCA CLASS I COMMON SHARES

General

You may, subject to certain limitations and generally only after specified dates, require that Accenture SCA redeem all or a portion of your SCA Class I common shares. In that case, Accenture SCA is obligated, subject to the availability of distributable reserves, to redeem any such SCA Class I common shares at a redemption price per share generally equal to the average of the high and low sale prices of a Class A ordinary share as reported on the New York Stock Exchange on the trading day on which Accenture SCA receives your irrevocable notice of redemption if received prior to close of trading for that day, or on the following trading day if Accenture SCA receives your irrevocable notice of redemption later than the close of trading on that day. Accenture SCA may, at its option, pay the redemption price with cash or by delivering our Class A ordinary shares on a one-for-one basis, subject to adjustment.

The one-for-one exchange ratio will be adjusted for stock dividends and stock splits. The one-for-one redemption price and exchange ratio may also be adjusted if we hold more than a de minimis amount of assets (other than our interest in Accenture SCA that we hold only transiently prior to contributing them to Accenture SCA) or incur more than a de minimis amount of liabilities (other than liabilities for which Accenture SCA has a corresponding liability to us). We have been advised by our legal advisors in Luxembourg that there is no relevant legal precedent in Luxembourg qualifying or defining the term “de minimis.” In the event that a question arises in this regard, we expect that management will interpret “de minimis” in light of the facts and circumstances existing at the time in question. We do not intend to hold any material assets other than our interest in Accenture SCA or to incur any material liabilities such that this one-for-one redemption price and exchange ratio might require adjustment.

In connection with any redemption of your SCA Class I common shares, if you also hold our Class X ordinary shares we may redeem a corresponding number of your Class X ordinary shares at a per share cash purchase price equal to the par value of a Class X ordinary share, being $0.0000225 per share.

If Accenture SCA elects to satisfy any redemption right exercised by you as a holder of SCA Class I common shares with our Class A ordinary shares, the Class A ordinary shares delivered to you will be validly issued, fully paid and non-assessable shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

OF REDEEMING SCA CLASS I COMMON SHARES

The following discussion summarizes the material U.S. federal income tax consequences that may be relevant to a “U.S. holder” who exercises such holder’s right to require the redemption of such holder’s SCA Class I common shares.

Except where noted, the following discussion deals only with SCA Class I common shares held as capital assets and does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their personal circumstances, or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including insurance companies, financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, estates, trusts, tax-exempt organizations, non-U.S. holders, S corporations, persons with a functional currency other than the U.S. dollar, U.S. expatriates, persons holding our shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, persons subject to the alternative minimum tax, and holders otherwise subject to special treatment under U.S. tax laws, including partnerships, whose activities will affect the tax treatment of its partners. This summary also does not address the tax consequences to shareholders, senior executives or beneficiaries of a holder of the SCA Class I common shares. Furthermore, this discussion does not address any state, local or foreign tax consequences, although certain Luxembourg tax consequences are discussed in the following section.

Because the specific U.S. federal income tax consequences to a holder exercising such holder’s redemption right will depend upon the specific circumstances of that holder, each holder considering exercising the redemption right is strongly urged to consult such holder’s own tax advisor regarding the specific U.S. federal, state, local and non-U.S. tax consequences to such holder of the exercise of the redemption right in light of such holder’s specific circumstances.

As used herein, a U.S. holder means a beneficial owner of SCA Class I common shares that is (a) a citizen individual resident of the United States; (b) a corporation or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia; (c) an estate, the income of which is subject to United States federal income taxation regardless of its source; or (d) in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or the trust has made a valid election to be treated as a U.S. person. A “non-U.S. holder” is a beneficial holder of SCA Class I common shares that is not defined above as a “U.S. holder.”

Redemption of SCA Class I Common Shares

Except as provided in the following paragraph, the redemption of SCA Class I common shares by Accenture SCA will be a taxable event. A U.S. holder who chooses to have Accenture SCA redeem its SCA Class I common shares will recognize taxable gain only to the extent that the cash or fair market value of our Class A ordinary shares exceeded the U.S. holder’s adjusted basis in all of such U.S. holder’s SCA Class I common shares immediately before the redemption. Any gain or loss resulting from such a disposition will be taxed as capital gain or loss and will be taxed as long-term capital gain if such U.S. holder held the SCA Class I common shares for more than one year. To the extent that less than all of the U.S. holder’s SCA Class I common shares have been redeemed, the U.S. holder would not be permitted to recognize any loss occurring on the transaction.

If the redemption of SCA Class I common shares for our Class A ordinary shares (or cash) is deemed to be transferred by us, the disposition may be treated for U.S. federal income tax purposes as a sale of such SCA Class I common shares to us in a fully taxable transaction. In a taxable sale, a redeeming holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized (including the relief of the holder’s share of any liabilities of Accenture SCA as determined for U.S. tax purposes) and the holder’s basis in the shares that are redeemed (which also would include the holder’s share of any liabilities of Accenture SCA as determined for U.S. tax purposes). The amount realized will equal the value of our Class A ordinary shares or the cash deemed received from us in the redemption.

Redemption of Our Class X ordinary shares

In connection with a redemption of SCA Class I common shares, we may redeem any of our Class X ordinary shares held by the shareholders whose SCA Class I common shares were redeemed in a number corresponding to the number of SCA Class I common shares redeemed. The purchase price for our Class X ordinary shares will be equal to the par value of the Class X ordinary shares, being $0.0000225 per share.

In general, a U.S. holder of our Class X ordinary shares will recognize capital gain or loss measured by the difference between the amount received by the holder of such Class X ordinary shares upon the redemption and such holder’s adjusted tax basis in the Class X ordinary shares (provided the Class X ordinary shares are held as a capital asset).

Backup Withholding and Information Reporting

Any U.S. holders who redeem their SCA Class I common shares and at that time have not provided an accurate and complete Form W-9 or substitute form and that have not otherwise established an exemption may be subject to U.S. federal backup withholding of up to 28% of the gross proceeds (whether the proceeds are cash or our Class A ordinary shares) otherwise payable pursuant to the redemption of the SCA Class I common shares or our Class X ordinary shares. If you have been informed by the U.S. Internal Revenue Service that you are subject to backup withholding or in certain other circumstances you fail to comply with certification requirements, you may be subject to U.S. federal backup withholding even if you have completed and returned the appropriate form. In addition, you may be subject to backup withholding if the U.S. Internal Revenue Service has notified the payor that the taxpayer identification number provided by you is incorrect. Some holders, including corporations, may be exempt from backup withholding. You should consult with your tax advisor regarding your qualification for exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the U.S. Internal Revenue Service.

The payor of the redemption proceeds will be required to furnish annually to the U.S. Internal Revenue Service and to the payee of the redemption proceeds information relating to the proceeds of the redemption. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

MATERIAL LUXEMBOURG TAX CONSEQUENCES OF REDEEMING

SCA CLASS I COMMON SHARES

The following summary describes the material Luxembourg tax consequences of the redemption of SCA Class I common shares to U.S. holders (who are not resident in Luxembourg or otherwise subject to income taxation in Luxembourg). Because the specific Luxembourg tax consequences to a U.S. holder exercising such holder’s redemption right will depend upon the specific circumstances of that holder, each U.S. holder considering exercising the redemption right is strongly urged to consult such holder’s own tax advisor regarding the specific Luxembourg tax consequences to such holder of the exercise of the redemption right in light of such holder’s specific circumstances.

Any gain realized by holders upon the redemption of SCA Class I common shares will not be subject to Luxembourg income tax. Luxembourg capital gain taxation would only occur for a non-Luxembourg holder where the following conditions are met:

either:

•	the holder has held, alone or together with his or her spouse and minor children, at any time during the last five years, at least 10% of Accenture SCA’s shares; and

•	the redeemed SCA Class I common shares have been held less than six months;

or:

•	the holder has held, alone or together with his or her spouse and minor children, at any time during the last five years, at least 10% of Accenture SCA’s shares; and

•	the holder has been a Luxembourg tax resident for more than 15 years and became a non-Luxembourg tax resident less than five years prior to the disposition of the SCA Class I common shares.

Even if the conditions of one of the above cases are met, the Luxembourg taxation may be overridden by an income tax treaty signed between Luxembourg and the shareholder’s country of residence which denies Luxembourg the right to tax this capital gain.

MATERIAL IRISH TAX CONSEQUENCES OF HOLDING AND REDEEMING

SCA CLASS I COMMON SHARES

The summary below does not constitute tax or legal advice and is of a general nature only. Prospective investors in or holders of SCA Class I common shares should consult their own professional advisers on the tax implications of holding or redeeming SCA Class I common shares under the laws of their country of residence, citizenship or domicile. Legislative, administrative or judicial changes may modify the tax consequences described below.

There should be no material Irish tax consequences for holders who are neither resident nor, in the case of individuals, ordinarily resident for tax purposes in Ireland, of holding or redeeming SCA Class I common shares unless such shares are used, held or acquired for the purposes of a trade or business carried on by such holder in Ireland through a branch or agency.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary. This summary is not complete and is subject to the complete text of Accenture plc’s forms of memorandum and articles of association, which are incorporated by reference. See “Incorporation of Certain Information by Reference.” We encourage you to read those documents carefully.

Capital Structure

Authorized Share Capital. The authorized share capital of Accenture plc is €40,000 and US$517,500 divided into 40,000 ordinary shares with a nominal value of €1 per share, 20,000,000,000 Class A ordinary shares with a nominal value of US$0.0000225 per share, 1,000,000,000 Class X ordinary shares with a nominal value of US$0.0000225 per share and 2,000,000,000 undesignated shares with a nominal value of US$0.0000225 per share. The authorized share capital includes 40,000 ordinary shares with a nominal value of €1 per share in order to satisfy statutory requirements for all Irish public limited companies commencing operations.

Accenture plc has the authority to issue authorized but unissued Class A ordinary shares, Class X ordinary shares or undesignated shares. The undesignated shares may be designated and issued as preferred shares, without further vote or action by our shareholders up to the maximum number authorized.

The authorized share capital may be increased or reduced by way of an ordinary resolution of Accenture plc’s shareholders. The shares comprising the authorized share capital of Accenture plc may be divided into shares of such nominal value as the resolution shall prescribe.

As a matter of Irish law, the directors of a company may issue authorized but unissued new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires over 50% of the votes of a company’s shareholders cast at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders of the company by an ordinary resolution. Because of this requirement of Irish law, the articles of association of Accenture plc authorize the Board of Directors of Accenture plc to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of Accenture plc’s incorporation on June 10, 2009.

The rights and restrictions to which the ordinary shares are subject are prescribed in Accenture plc’s articles of association. Accenture plc’s articles of association entitle the Board of Directors, without shareholder approval, to determine the terms of the undesignated shares issued by Accenture plc. The Accenture plc Board of Directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of that class or series of shares, to provide from time to time for the issuance of other classes or series of preferred shares through the issue of the authorized but unissued undesignated shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

Irish law does not recognize fractional shares held of record; accordingly, Accenture plc’s articles of association do not provide for the issuance of fractional Accenture plc shares and the official Irish register of Accenture plc will not reflect any fractional shares.

Under Irish law and the memorandum and articles of association of Accenture plc there are no limitations on the right of nonresidents of Ireland or owners who are not citizens of Ireland to hold or vote shares of Accenture plc.

Issued Share Capital. Immediately prior to the Transaction, the issued share capital of Accenture plc was €40,000, comprised of 40,000 ordinary shares, with nominal value of €1 per share (the “Euro Share Capital”). In connection with the consummation of the Transaction, the Euro Share Capital was acquired by Accenture plc and was then cancelled by Accenture plc. Accenture plc issued approximately 622,956,209 Class A ordinary shares and 89,918,808 Class X ordinary shares (excluding 54,063,554 Accenture plc Class A ordinary shares issued in respect of Accenture Ltd Class A common shares held by subsidiaries of Accenture Ltd), each with a nominal value of US$0.0000225, equal to the number of whole Accenture Ltd Class A and Class X common shares that were cancelled as part of the Transaction. Accenture plc Class A and Class X ordinary shares issued pursuant to the Transaction are fully paid and non-assessable. There are no ordinary shares of €1.00 or undesignated shares of US$0.0000225 in issue.

Pre-emption Rights, Share Warrants and Share Options

Certain statutory pre-emption rights apply automatically in favor of Accenture plc shareholders where shares in Accenture plc are to be issued for cash. However, Accenture plc has opted out of these pre-emption rights in its articles of association as permitted under Irish law. Because Irish law requires this opt-out to be renewed every five years by a special resolution of the shareholders, Accenture plc’s articles of association provide that this opt-out will lapse five years after the incorporation of Accenture plc on June 10, 2009. A special resolution requires not less than 75% of the votes of Accenture plc shareholders cast at a general meeting. If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of Accenture plc pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution).

The articles of association of Accenture plc provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which Accenture plc is subject, the Board of Directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board of Directors deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the Board of Directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. The Board of Directors may issue shares upon exercise of warrants or options without shareholder approval or authorization.

Accenture plc is subject to the rules of the NYSE that require shareholder approval of certain share issuances.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of Accenture plc less accumulated realized losses of Accenture plc. At incorporation, there were no “distributable reserves.” No dividend may be made unless the net assets of Accenture plc are equal to, or in excess of, the aggregate of Accenture plc’s called up share capital plus undistributable reserves and the distribution does not reduce Accenture plc’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Accenture plc’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Accenture plc’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Accenture plc has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of Accenture plc. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Acts, which give a “true and fair view” of Accenture plc’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

We received the approval of Accenture Ltd’s shareholders at the August 5, 2009 shareholder meetings to approve a reduction of the share premium account (similar to additional paid-in capital) of Accenture plc to establish distributable reserves of Accenture plc. Before the transaction, the previous shareholders of Accenture plc (Accenture Ltd and its nominees) passed a resolution to approve the reduction of the share premium account of Accenture plc. We are currently in the process of seeking the approval of the Irish High Court, which is required for the reduction of the share premium account to be effective and for the distributable reserves to be created.

The mechanism as to who declares a dividend and when a dividend shall become payable is governed by the articles of association of Accenture plc. Accenture plc’s articles of association authorize the directors to declare such dividends as appear justified from the profits of Accenture plc without the approval of the shareholders at a general meeting. The Board of Directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. Although the shareholders may direct that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of cash or non-cash assets.

The directors of Accenture plc may deduct from any dividend payable to any member all sums of money (if any) payable by such member to Accenture plc in relation to the Accenture plc ordinary shares.

The directors of Accenture plc are also entitled to issue shares with preferred rights to participate in dividends declared by Accenture plc in one or more series and to fix the rights, preferences, privileges and restrictions attaching to those shares, including dividend rights, conversion rights, voting rights, redemption terms and prices, liquidation preferences and the numbers of shares constituting any series and the designation of any series, without further vote or action by the shareholders. The holders of such preferred shares may, depending on their terms, be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

Any series of preferred shares could, as determined by Accenture plc’s Board of Directors at the time of issuance, rank senior to the Accenture plc ordinary shares with respect to dividends, voting rights, redemption and/or liquidation rights. These preferred shares are of the type commonly known as “blank-check” preferred stock.

Holders of Accenture plc Class X ordinary shares are not entitled to receive dividends and are not entitled to be paid any amount upon a winding-up of Accenture plc.

Share Repurchases, Redemptions and Conversions

Overview

Article 5(b)(iv) of Accenture plc’s articles of association provides that any ordinary share which Accenture plc has acquired or agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish law purposes, the repurchase of ordinary shares by Accenture plc will technically be effected as a redemption of those shares as described below under “—Repurchases and Redemptions by Accenture plc.” If the articles of association of Accenture plc did not contain Article 5(b)(iv), repurchases by Accenture plc would be subject to many of the same rules that apply to purchases of Accenture plc shares by subsidiaries described below under “—Purchases by Subsidiaries of Accenture plc,” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Except where otherwise noted, when we refer elsewhere in this Description of Accenture plc Share Capital to repurchasing or buying back Accenture plc Class A or Class X ordinary shares, we are referring to the redemption of ordinary shares by Accenture plc pursuant to Article 5(b)(iv) of the articles of association or the purchase of Accenture plc ordinary shares by a subsidiary of Accenture plc, in each case in accordance with the Accenture plc articles of association and Irish law as described below.

Repurchases and Redemptions by Accenture plc

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described above under “—Dividends”) or the proceeds of a new issue of shares for that purpose. The issue of redeemable shares may only be made by Accenture plc where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Accenture plc. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Shareholder approval will not be required to redeem Accenture plc shares, and these shares are redeemable at the option of Accenture plc.

The Board of Directors of Accenture plc will also be entitled to issue preferred shares which may be redeemed at the option of either Accenture plc or the shareholder, depending on the terms of such preferred shares.

Repurchased and redeemed Class A ordinary shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Accenture plc at any time must not exceed 10% of the nominal value of the issued share capital of Accenture plc. While Accenture plc holds shares as treasury shares, it cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by Accenture plc or re-issued subject to certain conditions.

Purchases by Subsidiaries of Accenture plc

Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase Accenture plc shares either on-market or off-market. A general authority of the shareholders of Accenture plc is required to allow a subsidiary of Accenture plc to make on-market purchases of Accenture plc shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Accenture plc shares is required. We expect that Accenture plc will seek to renew such general authority, which must expire no later than 18 months after the date on which it was granted, at the first annual general meeting of Accenture plc in 2011 and at subsequent annual general meetings. In order for a subsidiary of Accenture plc to make an on-market purchase of Accenture plc’s shares, such shares must be purchased on a “recognized stock exchange.”

The NYSE, on which the Accenture plc Class A ordinary shares are listed, is not currently specified as a recognized stock exchange for this purpose by Irish law. We understand, however, that it is likely that the Irish authorities will take appropriate steps in the near future to add the NYSE to the list of recognized stock exchanges. For an off-market purchase by a subsidiary of Accenture plc, the proposed purchase contract must be authorized by special resolution of the shareholders of Accenture plc before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Accenture plc.

The number of shares held by the subsidiaries of Accenture plc at any time will count as treasury shares for the purposes of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Accenture plc. While a subsidiary holds Accenture plc shares, it cannot exercise any voting rights in respect of those shares. The acquisition of the Accenture plc shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Existing Share Repurchase Program

Because repurchases of Accenture plc shares by Accenture plc will technically be effected as a redemption of those shares pursuant to Article 5(b)(iv) of the articles of association, separate shareholder approval for such repurchases will not be required.

However, because purchases of Accenture plc shares by subsidiaries of Accenture plc may be made only on a “recognized stock exchange” and only if the required shareholder approval has been obtained, we expect that the shareholder authorization for purchases by subsidiaries of Accenture plc described above will be effective as of the date on which the NYSE becomes a recognized stock exchange for this purpose.

Bonus Shares

Under Accenture plc’s articles of association, the Board of Directors may resolve to capitalize any amount credited to any reserve or fund available for distribution or the share premium account of Accenture plc for issuance and distribution to shareholders as fully paid bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Consolidation and Division; Subdivision

Under its articles of association, Accenture plc may by ordinary resolution of its Class A and Class X ordinary shareholders, voting as a single class, consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares or subdivide its shares into smaller amounts than is fixed by its articles of association.

Reduction of Share Capital

Accenture plc may, by ordinary resolution, reduce its authorized share capital. Accenture plc also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital.

Meetings of Shareholders

Accenture plc is required to hold an annual general meeting within eighteen months of incorporation and at intervals of no more than fifteen months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting, no more than nine months after Accenture plc’s fiscal year-end. The first annual general meeting of Accenture plc may be held outside Ireland. Thereafter, any annual general meeting may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting. Because of the fifteen-month requirement described in this paragraph, Accenture plc’s articles of association include a provision reflecting this requirement of Irish law. At any annual general meeting only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors or (b) by any member entitled to vote at such meeting who complies with the procedures set forth in the articles of association.

Extraordinary general meetings of Accenture plc may be convened by (i) the Board of Directors, (ii) on requisition of the shareholders holding not less than 10% of the paid up share capital of Accenture plc carrying voting rights or (iii) on requisition of Accenture plc’s auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions of Accenture plc as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

Notice of a general meeting must be given to all shareholders of Accenture plc and to the auditors of Accenture plc. The minimum notice periods under Irish law are 21 days’ notice in writing for an annual general meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting. Accenture plc’s articles of association provide a minimum notice period of 30 days for an annual general meeting and 21 days for an extraordinary general meeting to approve a special resolution to approximate the equivalent provisions of Accenture Ltd’s bye-laws. Accenture plc’s articles of association provide for a minimum notice period of 14 days’ notice for all other extraordinary general meetings reflecting these requirements of Irish law.

In the case of an extraordinary general meeting convened by shareholders of Accenture plc, the proposed purpose of the meeting must be set out in the requisition notice. The requisition notice can contain any resolution. Upon receipt of this requisition notice, the Board of Directors has 21 days to convene a meeting of Accenture plc’s shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the Board of Directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.

The only matters which must, as a matter of Irish law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an auditor at an annual general meeting, the previous auditor will be deemed to have continued in office.

If the directors become aware that the net assets of Accenture plc are half or less of the amount of Accenture plc’s share capital and share premium, the directors of Accenture plc must convene an extraordinary general meeting of Accenture plc’s shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Directors

The articles of association of Accenture plc provide for a Board of Directors that is divided into three classes serving staggered three-year terms. Directors are elected by the affirmative vote of a majority of the votes cast by shareholders. Shareholders do not have cumulative voting rights. Accordingly, the holders of a majority of the voting rights attaching to the Accenture plc Class A and Class X ordinary shares will, as a practical matter, be entitled to control the election of all directors. At each annual general meeting, directors will be elected for a full term of three years to succeed those directors of the relevant class whose terms are expiring. Any nominee for director who does not receive a majority of the votes cast is not elected to the Board of Directors. Holders of Class A and Class X ordinary shares are entitled to one vote per each such share at all meetings at which directors are elected. Accenture plc’s articles of association provide for a minimum number of directors of eight. If at any time the number of directors falls below the minimum, the remaining directors may act only for the purposes of appointing additional directors to satisfy the requirements of the articles of association with respect to the minimum number of directors.

Accenture plc’s articles of association provide that a director may be removed with or without cause at the request of not less than 75% of the other directors.

Voting

All votes at a general meeting will be decided by way of poll. Every shareholder shall on a poll have one vote for each Class A or Class X ordinary share that he or she holds as of the record date for the meeting (and, except as otherwise provided by the Irish Companies Acts or Accenture plc’s memorandum and articles of association, the holders of Class A and Class X ordinary shares shall vote as a single class). Voting rights on a poll may be exercised by shareholders registered in Accenture plc’s share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. All proxies must be appointed in the manner prescribed by Accenture plc’s articles of association. The articles of association of Accenture plc permit the appointment of proxies by the shareholders to be notified to Accenture plc electronically.

Except where a greater majority is required by Irish law or Accenture plc’s memorandum and articles of association, any question proposed for consideration at any general meeting of Accenture plc or of any class of shareholders shall be decided by a simple majority of the votes cast by shareholders entitled to vote at such meeting.

In accordance with the articles of association of Accenture plc, the directors of Accenture plc may from time to time cause Accenture plc to issue preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the preferred shares).

Treasury shares and shares of Accenture plc held by subsidiaries of Accenture plc will not be entitled to vote at general meetings of shareholders.

Irish law requires “special resolutions” of the shareholders at a general meeting to approve certain matters. A special resolution requires not less than 75% of the votes cast of Accenture plc’s shareholders at a general meeting. This may be contrasted with “ordinary resolutions,” which require a simple majority of the votes of Accenture plc’s shareholders cast at a general meeting. Examples of matters requiring special resolutions include:

•	Amending the objects of Accenture plc;

•	Amending the articles of association of Accenture plc;

•	Approving the change of name of Accenture plc;

•	Authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	Opting out of pre-emption rights on the issuance of new shares;

•	Re-registration of Accenture plc from a public limited company as a private company;

•	Purchase of own shares off-market;

•	Reduction of share capital;

•	Resolving that Accenture plc be wound up by the Irish courts;

•	Resolving in favor of a shareholders’ voluntary winding-up;

•	Re-designation of shares into different share classes;

•	Setting the re-issue price of treasury shares; and

•	Mergers with companies incorporated in the European Union (as described below).

A scheme of arrangement with one or more classes of shareholders requires a court order from the Irish High Court and the approval of: (1) not less than 75% by value of the voting members of each class of shares participating in the scheme of arrangement; and (2) more than 50% in number of the voting members of each class of shares participating in the scheme of arrangement, at a meeting called to approve the scheme.

Variation of Rights Attaching to a Class or Series of Shares

Variation of all or any special rights attached to any class of Accenture plc shares is addressed in the articles of association of Accenture plc as well as the Irish Companies Acts. Any variation by Accenture plc of class rights attaching to the issued Accenture plc shares must also be approved by a special resolution of the shareholders of the class affected or by the written consent of the holders of not less than 75% of the shareholders of the class affected.

Amendment of Governing Documents

Irish companies may only alter their memorandum and articles of association by the passing of a special resolution of shareholders. In addition, Paragraph 6 of the memorandum of association of Accenture plc provides that any amendment to that paragraph and to the provisions of Accenture plc’s articles of association relating to mergers, any sale, lease or exchange by Accenture plc of all or substantially all of its property or assets and the appointment and removal of directors, which are not approved by Accenture plc’s Board of Directors, must be approved by shareholders holding not less than 80% of Accenture plc’s issued and outstanding voting shares.

Quorum for General Meetings

The presence of two shareholders, in person or by proxy and having the right to attend and vote at the meeting, and of the holders of more than 50% of the Accenture plc ordinary shares outstanding constitutes a quorum for the conduct of business (provided that, if Accenture plc has only one shareholder, one shareholder present in person or by proxy will constitute a quorum). No business may take place at a general meeting of Accenture plc if a quorum is not present in person or by proxy. The Board of Directors has no authority to waive quorum requirements stipulated in the articles of association of Accenture plc. Abstentions and broker “non-votes” will be counted as present for purposes of determining whether there is a quorum in respect of the proposals. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of Accenture plc and any act of the Irish Government which alters the memorandum of association of Accenture plc; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of Accenture plc; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Accenture plc; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of a subsidiary company of Accenture plc which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of Accenture plc will also have the right to inspect all books, records and vouchers of Accenture plc. The auditors’ report must be circulated to the shareholders with Accenture plc’s Irish Financial Statements 21 days before the annual general meeting and must be read to the shareholders at Accenture plc’s annual general meeting.

Accenture plc’s Board of Directors has adopted a resolution providing that its shareholders have the right to inspect, at a principal place of business in the United States, copies of certain of our books and records, including shareholder names, addresses, and shareholdings in accordance with the terms set forth in the Model Business Corporation Act, as that act may be amended from time to time. If the Model Business Corporation Act does not provide access to the shareholder names, addresses, and shareholdings, these books and records will be made available for inspection by our shareholders for purposes properly related to their status as shareholders.

Acquisitions

There are a number of mechanisms for acquiring an Irish public limited company, including:

(a)	a court-approved scheme of arrangement under the Irish Companies Acts. A scheme of arrangement with one or more classes of shareholders requires a court order from the Irish High Court and the approval of: (1) not less than 75% by value of the voting members of each class of shares participating in the scheme of arrangement; and (2) more than 50% in number of the voting members of each class of shares participating in the scheme of arrangement, at a meeting called to approve the scheme;

(b)	through a tender offer by a third party for all of the Accenture plc shares. Where the holders of 80% or more of a class of Accenture plc’s shares have accepted an offer for their shares in Accenture plc, the remaining shareholders in that class may be statutorily required to also transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders in that class also have a statutory right to require the bidder to acquire their shares on the same terms. If Accenture plc shares were listed on the Irish Stock Exchange or another regulated stock exchange in the EU, this threshold would be increased to 90%; and

(c)	it is also possible for Accenture plc to be acquired by way of a merger with an EU-incorporated public company under the EU Cross Border Merger Directive 2005/56. Such a merger must be approved by a special resolution. If Accenture plc is being merged with another EU public company under the EU Cross Border Merger Directive 2005/56 and the consideration payable to Accenture plc’s shareholders is not all in the form of cash, Accenture plc’s shareholders may be entitled to require their shares to be acquired at fair value.

Under Irish law, there is no requirement for a company’s shareholders to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. However, Accenture plc’s articles of association provide that the approval of (i) the Board of Directors by a resolution passed with the approval of a majority of those directors then in office and eligible to vote on that resolution and (ii) a shareholder resolution passed by a majority of votes cast on the relevant record date is required to approve a sale, lease or exchange of all or substantially all of its property or assets.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have appraisal rights. Under the EC (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company and a company incorporated in the European Economic Area, a shareholder (a) who voted against the special resolution approving the merger or (b) of a company in which 90% of the shares is held by the other company the party to the merger of the transferor company, has the right to request that the company acquire its shares for cash.

Disclosure of Interests in Shares

Under the Irish Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in 5% of any class of voting shares of an Irish public limited company. A shareholder of Accenture plc must therefore make such a notification to Accenture plc if as a result of a transaction the shareholder will be interested in 5% or more of the Accenture plc Class A ordinary shares or 5% or more of the Accenture plc Class X ordinary shares; or if as a result of a transaction a shareholder who was interested in more than 5% of the relevant class of Accenture plc shares ceases to be so interested. Where a shareholder is interested in more than 5% of the Accenture plc Class A ordinary shares or 5% or more of the Accenture plc Class X ordinary shares, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Accenture plc. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the relevant class of share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. All such disclosures should be notified to Accenture plc within 5 business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above no right or interest of any kind whatsoever in respect of any shares in Accenture plc concerned, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, Accenture plc, under the Irish Companies Acts, may by notice in writing require a person whom Accenture plc knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in Accenture plc’s relevant share capital to: (a) indicate whether or not it is the case, and (b) where such person holds or has during that time held an interest in the Accenture plc shares, to give such further information as may be required by Accenture plc including particulars of such person’s own past or present interests in Accenture plc shares. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where such a notice is served by Accenture plc on a person who is or was interested in Accenture plc shares and that person fails to give Accenture plc any information required within the reasonable time specified, Accenture plc may apply to court for an order directing that the affected shares be subject to certain restrictions. Under the Irish Companies Acts, the restrictions that may be placed on the shares by the court are as follows:

(a)	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

(b)	no voting rights shall be exercisable in respect of those shares;

(c)	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d)	no payment shall be made of any sums due from Accenture plc on those shares, whether in respect of capital or otherwise.

Where shares in Accenture plc are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

Anti-Takeover Provisions

Accenture plc’s articles of association provide that any merger of Accenture plc and another company requires the approval of (i) the Board of Directors by a resolution passed with the approval of a majority of those directors then in office and eligible to vote on that resolution and (ii) an ordinary resolution of shareholders in addition to any other sanction required by applicable law, such as the EC (Cross-Border Mergers) Regulations 2008 described above.

Irish Takeover Rules and Substantial Acquisition Rules

A transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of Accenture plc will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

•

in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of securities in the target company must have sufficient time to allow them to make an informed decision regarding the offer;

•

the board of a company must act in the interests of the company as a whole. If the board of the target company advises the holders of securities in regards to the offer it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	false markets in the securities of the target company or any other company concerned by the offer must not be created;

•	a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered;

•

a target company may not be hindered longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and

•

a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Offer

If an acquisition of shares were to increase the aggregate holding of an acquirer and its concert parties to shares carrying 30% or more of the voting rights in Accenture plc, the acquirer and, depending on the circumstances, its concert parties would be mandatorily required (except with the consent of the Irish Takeover Panel) to make a cash offer for the remaining outstanding shares at a price not less than the highest price paid for the shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of shares by a person holding (together with its concert parties) shares carrying between 30% and 50% of the voting rights in Accenture plc if the effect of such acquisition were to increase the percentage of the voting rights held by that person (together with its concert parties) by 0.05% within a 12 month period. A single holder (that is, a holder excluding any parties acting in concert with the holder) holding more than 50% of the voting rights of a company is not subject to this rule.

Voluntary Offer; Requirements to Make a Cash Offer and Minimum Price Requirements

A voluntary offer is an offer that is not a mandatory offer. If a bidder or any of its concert parties acquire Accenture plc shares of the same class as the shares the subject of the voluntary offer within the period of three months prior to the commencement of the offer period, the offer price must be not less than the highest price paid for Accenture plc shares of that class by the bidder or its concert parties during that period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, having regard to the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired Accenture plc shares of the same class as the shares the subject of the voluntary offer (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total shares the subject of the voluntary offer or (ii) at any time after the commencement of the offer period, the offer shall be in cash (or accompanied by a full cash alternative) and the price per share shall be not less than the highest price paid by the bidder or its concert parties for shares (of the class of shares the subject of the voluntary offer) during, in the case of (i), the period of 12 months prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total shares of the class of shares the subject of the offer in the 12 month period prior to the commencement of the offer period if the Panel, having regard to the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of Accenture plc. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Accenture plc is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Accenture plc and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, the Board of Directors of Accenture plc is not permitted to take any action which might frustrate an offer for the Accenture plc shares once the Board of Directors has received an approach which may lead to an offer or has reason to believe an offer is imminent except as noted below. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the Board of Directors has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

(a)	the action is approved by Accenture plc’s shareholders at a general meeting; or

(b)	with the consent of the Irish Takeover Panel where:

(i)	the Irish Takeover Panel is satisfied the action would not constitute a frustrating action;

(ii)	the holders of at least 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii)	in accordance with a contract entered into prior to the announcement of the offer; or

(iv)	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Corporate Governance

The articles of association of Accenture plc allocate authority over the management of Accenture plc to the Board of Directors. The Board of Directors may then delegate management of Accenture plc to committees of the Board of Directors, executives or to a management team, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of Accenture plc. Accenture plc’s Board of Directors includes an Audit Committee, a Compensation Committee, a Nominating & Governance Committee and a Finance Committee. Accenture plc’s Board of Directors has also adopted Corporate Governance Guidelines from its predecessor Accenture Ltd. The Board of Directors may create new committees or change the responsibilities of existing committees from time to time.

Accenture plc’s Board of Directors has adopted resolutions, providing, among other things, that:

(a)	its directors and officers will occupy a fiduciary relationship with Accenture plc and our shareholders and these directors and officers, in performing their duties, will act in good faith in a manner that a director or officer believes to be in our best interest and in the best interest of our shareholders, as that standard of care is interpreted by the courts;

(b)	its shareholders may bring derivative proceedings on behalf of Accenture plc, if those derivative proceedings are brought on a basis and under the terms set forth in the Model Business Corporation Act as it is interpreted by, or required by, the courts; and

(c)	Accenture plc will consent to the jurisdiction, for any otherwise available cause of action by or on behalf of our shareholders, of all Delaware state courts and U.S. federal courts in Delaware.

Notwithstanding the passing of these resolutions, all substantive and procedural requirements of Irish law would have to be satisfied for any derivative proceedings or other legal actions to be brought in Ireland by a shareholder against Accenture plc or any of its directors or officers. In addition, there can be no assurance that Irish courts or courts in other jurisdictions would enforce court judgments obtained in the United States against Accenture plc or its directors in Ireland or in other countries where Accenture plc has assets.

Legal Name; Formation; Fiscal Year; Registered Office

The legal and commercial name of Accenture plc is Accenture public limited company. Accenture plc was incorporated in Ireland, as a public limited company on June 10, 2009 with company registration number 471706. Accenture plc’s fiscal year ends on August 31 and Accenture plc’s registered address is 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland.

Duration; Dissolution; Rights upon Liquidation

Accenture plc’s duration is unlimited. Accenture plc may be dissolved at any time by way of either a voluntary winding up or a creditors’ voluntary winding up. In the case of a voluntary winding up, the approval is required by (i) the Board of Directors by a resolution passed with the approval of a majority of those directors then in office and eligible to vote on that resolution and (ii) a special resolution of shareholders. Accenture plc may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Accenture plc has failed to file certain returns.

The rights of the shareholders to a return of Accenture plc’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in Accenture plc’s articles of association or the terms of any preferred shares issued by the directors of Accenture plc from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of Accenture plc. If the articles of association contain no specific provisions in respect of a dissolution or winding up then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. Accenture plc’s articles provide that the Class A ordinary shareholders of Accenture plc are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares. Class X ordinary shareholders of Accenture plc are not entitled to participate in a winding up.

Uncertificated Shares

Holders of Accenture plc ordinary shares will not have the right to require Accenture plc to issue certificates for their shares. Accenture plc currently intends to issue only uncertificated ordinary shares unless certificated shares are required by any stock exchange, a recognized depository, any operator of any clearance, settlement system or law.

Stock Exchange Listing

The Accenture plc Class A ordinary shares are listed on the NYSE under the symbol “ACN.” We do not intend to list the Accenture plc Class A ordinary shares on the Irish Stock Exchange or any other stock exchange. We do not intend to list the Accenture plc Class X ordinary shares on any stock exchange.

No Sinking Fund

The ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

All issued and outstanding ordinary shares are duly and validly issued, fully paid and non-assessable.

Transfer and Registration of Shares

Accenture plc’s share register are maintained by its transfer agent. Registration in this share register will be determinative of membership in Accenture plc. A shareholder of Accenture plc who holds shares beneficially will not be the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee will be the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in Accenture plc’s official share register, as the depository or other nominee will remain the record holder of such shares.

A written instrument of transfer is required under Irish law in order to register on Accenture plc’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly, or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also is required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on Accenture plc’s official Irish share register.

Accenture plc does not intend to pay any stamp duty. However, Accenture plc’s articles of association allow Accenture plc, in its absolute discretion, to pay any stamp duty payable by a buyer. In the event of any such payment, Accenture plc may (i) seek reimbursement from the transferor or transferee (at our discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the transferor or transferee (at our discretion), and (iii) impose a lien against the Accenture plc Class A ordinary shares on which we have paid stamp duty. Any transfer of Accenture plc Class A ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is executed by or on behalf of the seller, is duly stamped and is provided to our transfer agent.

Class X ordinary shares are not transferable by their holders, unless the Class X ordinary shareholder has received the prior written consent of Accenture plc to the proposed transfer to the proposed transferee.

The directors of Accenture plc have general discretion to decline to register an instrument of transfer unless the transfer is in respect of one class of share only or, as in the case of Class X ordinary shares, such transfer would violate the terms of an agreement to which Accenture plc or any of its subsidiaries and the transferor are subject.

Enforcement of Civil Liabilities Against Foreign Persons

Accenture plc has been advised by its Irish counsel that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

•	The judgment must be for a definite sum;

•	The judgment must be final and conclusive; and

•	The judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

Transfer Agent and Registrar

National City Bank serves as transfer agent and branch registrar for the Class A ordinary shares in the United States. Arthur Cox serves as transfer agent and principal registrar for the Class A ordinary shares in Ireland.

RIGHTS OF HOLDERS OF ACCENTURE PLC CLASS A ORDINARY SHARES

COMPARED TO RIGHTS OF HOLDERS OF ACCENTURE PLC CLASS X

ORDINARY SHARES AND SCA CLASS I COMMON SHARES

Accenture SCA is a Luxembourg partnership limited by shares. The rights of its shareholders are governed by Luxembourg law and Accenture SCA’s articles of association. We are a public limited company under the Irish Companies Act. The rights of our shareholders are governed by Irish law and our memorandum and articles of association. The Irish Companies Act differs in some material respects from laws generally applicable to United States corporations and their shareholders. Certain of the provisions of our memorandum and articles of association and Irish law described below may make it relatively more difficult for our shareholders to protect their interests or initiate or undertake any change of control of us.

The following comparison summarizes the material differences under applicable law and relevant charter documents between the rights of holders of our Class A ordinary shares and your rights as holders of SCA Class I common shares and our Class X ordinary shares if you hold such Class X ordinary shares, but is not intended to describe all of the differences. The comparison is intended to assist you, as holders of SCA Class I common shares and our Class X ordinary shares, if applicable, in understanding how your investment will be changed if you receive our Class A ordinary shares upon redemption of your SCA Class I common shares. When reading this comparison, you should refer to our memorandum and articles of association and the articles of association of Accenture SCA for complete information.

Accenture plc	Accenture SCA

Authorized Share Capital

Our authorized share capital is set out above in
“—Description of Share Capital.”

Accenture plc has the authority to issue authorized but
unissued Class A ordinary shares, or undesignated
shares. The undesignated shares may be designated and
issued as preferred shares, without further vote or
action by our shareholders up to the maximum number
authorized.

As a matter of Irish law, the directors of a company
may issue new ordinary or preferred shares without
shareholder approval once authorized to do so by the
articles of association of the company or by an
ordinary resolution adopted by the shareholders at a
general meeting. An ordinary resolution requires over
50% of the votes of a company’s shareholders cast at a
general meeting. The authority conferred can be
granted for a maximum period of five years, at which
point it must be renewed by the shareholders of the
company by an ordinary resolution. Because of this
requirement of Irish law, the articles of association of
Accenture plc authorize the Board of Directors of
Accenture plc to issue new ordinary or preferred shares
without shareholder approval for a period of five years
from the date of Accenture plc’s incorporation.

The authorized share capital may be increased or
reduced by way of an ordinary resolution of Accenture
plc’s shareholders. The shares comprising the

As a matter of Luxembourg law, pursuant to the
articles of association and a general meeting of
shareholders of a SCA may, within the scope of the
authorized share capital, authorize the general partner
to increase the share capital (and to issue new shares).

The authorized share capital of Accenture SCA is
currently set at 50,000,000,000 euros consisting of:
10,000,000,000 Class I common shares,
20,000,000,000 Class II common shares,
9,782,549,738 Class III common shares,

5,000,000 Class III-A common shares,

5,000,000 Class III-B common shares,

10,000,000 Class III-C common shares,

10,000,000 Class III-D common shares,

15,000,000 Class III-E common shares,

15,000,000 Class III-F common shares,

20,000,000 Class III-G common shares,

25,000,000 Class III-H common shares,

5,000,000 Class III-I common shares,

5,000,000 Class III-J common shares,

16,050,000 Class III-K common shares,

5,025,720 Class III-L common shares,

68,626,707 Class III-M common shares and
12,747,835 Class III-N common shares, each with a
par value of one euro and twenty-five cents.

The amount of the authorized share capital of
Accenture SCA includes the issued and outstanding
capital of Accenture SCA.

Accenture SCA

Accenture plc

authorized share capital of Accenture plc may be
divided into shares of such par value as the resolution
shall prescribe. Accenture plc also may, by special
resolution and subject to confirmation by the Irish High
Court, reduce or cancel its issued share capital.

Accenture plc’s articles of association entitle the Board
of Directors, without shareholder approval, to determine
the terms of the undesignated shares issued by
Accenture plc. The Accenture plc Board of Directors is
authorized, without obtaining any vote or consent of the
holders of any class or series of shares unless expressly
provided by the terms of that class or series of shares, to
provide from time to time for the issuance of other
classes or series of preferred shares through the issue of
the authorized but unissued undesignated shares and to
establish the characteristics of each class or series,
including the number of shares, designations, relative
voting rights, dividend rights, liquidation and other
rights, redemption, repurchase or exchange rights and
any other preferences and relative, participating,
optional or other rights and limitations not inconsistent
with applicable law.

Under Irish law and the memorandum and articles of
association of Accenture plc there are no limitations on
the right of nonresidents of Ireland or owners who are
not citizens of Ireland to hold or vote shares of
Accenture plc.

The authorization is granted for a maximum period of
5 years starting either from the date of publication of
the deed of incorporation or from the date of the deed
amending the articles of association and limited as to
the amount of the increase. The authorization may be
renewed.

The shareholders of Accenture SCA last renewed the
authorized share capital at the extraordinary
shareholders’ meeting held on June 28, 2005.

The general partner of Accenture SCA is authorized,
without further shareholder action, to issue additional
Accenture SCA shares up to the maximum number
authorized, given that the authorized capital includes
the issued and outstanding capital of Accenture SCA.

Class II common shares and Class III common shares
(including lettered sub-series of that class) may not
be held by any person other than us and our
subsidiaries. At September 1, 2009, we directly or
indirectly owned approximately 91% of the
outstanding Accenture SCA shares in terms of voting
interests.

Voting Rights

Except where a greater majority is required by Irish law
or Accenture plc’s memorandum and articles of
association, any question proposed for consideration at
any general meeting of Accenture plc or of any class of
shareholders shall be decided by a simple majority of
the votes cast by shareholders entitled to vote at such
meeting and all resolutions put to the Shareholders will
be decided on a poll vote.

At a poll during a general meeting, every shareholder
shall have one vote for each Class A ordinary share or
Class X ordinary share that he or she holds as of the
record date for the meeting (and, except as otherwise
provided by the Irish Companies Acts or Accenture
plc’s memorandum and articles of association, the
holders of Class A ordinary shares and Class X ordinary
shares shall vote as a single class). Voting rights on a
poll may be exercised by shareholders registered in

Holders of SCA Class I common shares are entitled
to one vote for each share held and vote together with
holders of Class II and Class III common shares
(including any letter sub-series thereof) on all matters
submitted to a vote of shareholders, except for those
matters for which a class vote is required. In respect
of class votes, special quorum (if any) and majority
requirements apply in addition to the quorum (if any)
and majority requirements applicable to the general
vote.

Matters adversely affecting the rights of the holders
of a specific share class only require a quorum, if and
when required by Accenture SCA’s articles of
association or as a matter of Luxembourg law
(subject to the holding of a second shareholders’
meeting not requiring a quorum as described below),

Accenture SCA

Accenture plc

Accenture plc’s share register as of the record date for
the meeting or by a duly appointed proxy of such a
registered shareholder, which proxy need not be a
shareholder. Where interests in shares are held by a
nominee trust company this company may exercise the
rights of the beneficial holders on their behalf as their
proxy. All proxies must be appointed in the manner
prescribed by Accenture plc’s articles of association.
The articles of association of Accenture plc permit the
appointment of proxies by the shareholders to be
notified to Accenture plc electronically.

In accordance with the articles of association of
Accenture plc, the directors of Accenture plc may from
time to time cause Accenture plc to issue preferred
shares. These preferred shares may have such voting
rights as may be specified in the terms of such preferred
shares (e.g., they may carry more votes per share than
ordinary shares or may entitle their holders to a class
vote on such matters as may be specified in the terms of
the preferred shares).

Treasury shares and shares of Accenture plc held by
subsidiaries of Accenture plc will not be entitled to vote
at general meetings of shareholders.

Irish law requires “special resolutions” of the
shareholders at a general meeting to approve certain
matters. A special resolution requires not less than 75%
of the votes cast of Accenture plc’s shareholders at a
general meeting. Examples of matters requiring special
resolutions include:

•     Amending the objects of Accenture plc;
•     Amending the articles of association of
Accenture plc;
•     Approving the change of name of Accenture plc;
•     Authorizing the entering into of a guarantee or
provision of security in connection with a loan,
quasi-loan or credit transaction to a director or
connected person;
•     Opting out of pre-emption rights on the issuance
of new shares;
•     Re-registration of Accenture plc from a public
limited company as a private company;
•     Variation of class rights attaching to classes of
shares;
•     Purchase of own shares off-market;
•     Reduction of share capital;
•     Resolving that Accenture plc be wound up by the
Irish courts;

of half of the class’ issued and outstanding shares and
a two-thirds majority vote of the shares of that share
class, and in respect of such matters but only in
respect of such matters, the holders shall vote as a
separate class.

Under Luxembourg law, shareholder action can
generally be taken by a simple majority of shares
present or represented, without regard to any
minimum quorum requirements. The following
matters, however, require a quorum of half of
Accenture SCA’s issued and outstanding shares (such
quorum is not required in the context of a second
shareholder meeting which is convened after a
quorum could not be reached at a first meeting) and
the approval of two-thirds of those shares, voting as a
single class, represented and voting at the meeting:

•     an amendment of Accenture SCA’s articles of
association;
•     a dissolution and liquidation (special majority
requirements may apply if a company’s share
capital will be lost to an extent of 75% or
more) of Accenture SCA;
•     the setting of the authorized share capital and
the authorization given to Accenture SCA’s
general partner, to increase Accenture SCA’s
share capital within the limits of the
authorization;
•     a decrease of Accenture SCA’s share capital;
and
•     the sale of all or substantially all of Accenture
SCA’s assets.

The following matters require a unanimous resolution
of all the shareholders of Accenture SCA:

•     the redomestication of Accenture SCA (i.e.,
its migration) by the change of the nationality
of Accenture SCA; and
•     the assessment of the shareholders (which
means an increase of the shareholders’
original commitments).

The approval of Accenture SCA’s general partner is
also required for all matters subject to a vote of the
shareholders.

Holders of SCA Class I common shares generally
also hold an equivalent number of our Class X
ordinary shares entitling them to vote, along with

Accenture SCA

Accenture plc

•     Resolving in favor of a shareholders’ voluntary
winding-up;
•     Re-designation of shares into different share
classes;
•     Setting the re-issue price of treasury shares; and
•     Mergers with companies incorporated in the
European Union.

A scheme of arrangement with shareholders requires a
court order from the Irish High Court and the approval
of: (1) 75% by value of the voting Class A ordinary
shareholders and Class X ordinary shareholders, voting
as separate classes; and (2) more than 50% in number of
the voting Class A ordinary shareholders and Class X
ordinary shareholders, voting as separate classes, at a
meeting called to approve the scheme.

The presence of two shareholders, in person or by proxy
and having the right to attend and vote at the meeting,
and of the holders of more than 50% of the Accenture
plc ordinary shares outstanding constitutes a quorum for
the conduct of business.

holders of our Class A ordinary shares, on matters
submitted to a vote of our common shareholders. A
corresponding number of your Accenture plc Class X
ordinary shares may be repurchased at par value upon
any redemption of your SCA Class I common shares.
See “Redemption of SCA Class I Common Shares”
for additional information.

Dividend Rights

Each Class A ordinary share is entitled to a pro rata part of any dividend at the times and in the amounts, if any, which our board of directors from time to time determines to declare, subject to any preferred dividend rights of any preferred shares. Class X ordinary shares are not entitled to dividends.

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of Accenture plc less accumulated realized losses of Accenture plc. In addition, no distribution or dividend may be made unless the net assets of Accenture plc are equal to, or in excess of, the aggregate of Accenture plc’s called up share capital plus undistributable reserves and the distribution does not reduce Accenture plc’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Accenture plc’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Accenture plc’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

Accenture plc’s articles of association authorize the directors to declare such dividends as appear justified

The general partner of Accenture SCA proposes how the annual net profits of Accenture SCA are disposed of, and has the authority to decide to pay interim dividends. The approval of Accenture SCA’s shareholders at the annual general meeting is required to approve the general partner’s decision to pay ordinary dividends as well as for the profit allocation proposed by the general partner.

Accenture SCA is required under Luxembourg law to transfer 5% of its annual net profits to a non-distributable legal reserve until the reserve amounts to 10% of Accenture SCA’s issued share capital.

Holders of Accenture SCA’s Class II or Class III common shares are not eligible to receive cash dividends. If a cash dividend is paid on SCA Class I common shares, holders of Accenture SCA’s Class II or Class III common shares (including any letter sub-series thereof) will be entitled to receive a number of newly issued Class II or Class III common shares (respectively) having an aggregate value equal to the amount of any cash dividends that the holders of those Class II or Class III common shares would have received if they had ratably participated (in the case of Class II common shares on a 10% participating basis) in the cash dividends paid to the holders of the SCA Class I common shares.

Accenture SCA

Accenture plc

from the profits of Accenture plc without the approval
of the shareholders at a general meeting. The Board of
Directors may also recommend a dividend to be
approved and declared by the shareholders at a general
meeting. While the shareholders may direct that the
payment be made by distribution of assets, shares or
cash, no dividend issued may exceed the amount
recommended by the directors. The dividends can be
declared and paid in the form of cash or non-cash assets.

Holders of Class X ordinary shares are not entitled to
receive dividends and are not entitled to be paid any
amount upon a winding-up of Accenture plc.

Pre-emptive Rights

Under Irish law, Accenture plc shareholders have certain statutory pre-emption rights to subscribe for any new shares issued by Accenture plc for cash consideration. However, Accenture plc has opted out of these pre-emption rights in its articles of association as permitted under Irish law. Because Irish law requires this opt-out to be renewed every five years by a special resolution of the shareholders, Accenture plc’s articles of association provide that this opt-out must be so renewed. A special resolution requires not less than 75% of the votes of Accenture plc’s shareholders cast at a general meeting. If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of Accenture plc pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution).	Under Luxembourg law, Accenture SCA shareholders generally have pre-emptive rights to subscribe for any new shares issued by Accenture SCA for cash consideration. However, the general partner of Accenture SCA is authorized in the context of the authorized share capital in its discretion, to waive or limit any such preferential rights. The general partner currently has the authority to waive entirely or partially or to limit, or to set conditions in respect of, any preferential subscription rights of the existing shareholders and to determine the amount of issue premium (if any) which will have to be paid by the subscriber(s) in the context of any capital increase. Unless renewed, that authority will expire on June 28, 2010.

Redemption of Shares

Our Class A ordinary shares can be repurchased by
agreement between us and the relevant Class A ordinary
shareholder. Accenture plc’s articles of association
provides that any ordinary share which Accenture plc
has acquired or agreed to acquire shall be deemed to be
a redeemable share. Accordingly, for Irish law purposes,
the repurchase of ordinary shares by Accenture plc will
technically be effected as a redemption of those shares.
We may, at our option, redeem at any time any of our
Class X ordinary shares for a redemption price equal to
the par value of our Class X ordinary shares. We have
agreed with each senior executive who holds our Class
X ordinary shares, however, not to redeem any such	Subject to restrictions on redemption contained in
Accenture SCA’s articles of association and any
contractual restrictions on redemption applicable to a
holder, SCA Class I common shares are, subject to
the accomplishment of certain formalities,
redeemable at the option of the holder by the giving
of irrevocable notice of an election for redemption to
Accenture SCA. The redemption price is payable in
cash or, at the election of Accenture SCA, in our
Class A ordinary shares. See “Redemption of SCA
Class I Common Shares — Restrictions on
Redemption” for additional information.

Accenture SCA

Accenture plc

Class X ordinary shares held by that senior executive if
the redemption would reduce the number of the Class X
ordinary shares held by that senior executive to a
number that is less than the number of SCA Class I
common shares or Accenture Canada Holdings Inc.
exchangeable shares owned by that senior executive.	Accenture SCA is also authorized to redeem its Class
II or Class III common shares (including any letter
sub-series thereof) at our request. The redemption
price for any SCA Class II or Class III common
shares will, subject to the equality of shareholder
treatment, be agreed between Accenture SCA and the
holder of the shares. The redemption price for SCA
Class II common shares will equal 10% of the price
agreed with respect to an SCA Class III common
share or SCA Class III letter common share. If the
redemption of the SCA Class II or Class III common
shares (including any letter sub-series thereof) is
done in the context of or is accompanied by a share
capital reduction of Accenture SCA or cancellation
of shares, the redemption of these shares must, in
addition, be approved by a resolution at a meeting of
shareholders passed by a two-thirds majority of those
present and voting, including the consent of
Accenture SCA’s general partner.

Share Conversions

Our Class A ordinary shares and our Class X ordinary shares are not convertible.

All SCA Class I common shares that are sold or otherwise transferred to us or our subsidiaries will be automatically reclassified into SCA Class III common shares.

SCA Class II common shares are convertible into Class III common shares and vice versa on a ratio of ten Class II common shares to one Class III common share. Such a conversion may be effected by a resolution of an extraordinary meeting of shareholders adopted by the same vote of shareholders required for amendments to Accenture SCA’s articles of association.

Management

Our Board of Directors manages our business and affairs.

The Board of Directors may then delegate management of Accenture plc to committees of the Board of Directors, executives or to a management team, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of Accenture plc.

Accenture SCA is managed by its general partner.

The general partner may then delegate specific management functions of Accenture SCA to executives or to a management team, but regardless, the general partner will remain responsible, as a matter of Luxemburg law, for the proper management of the affairs of Accenture SCA.

Accenture SCA

Accenture plc

Fiduciary Duties of Directors/General Partner

The directors of Accenture plc have certain statutory
and fiduciary duties owed to the Company. The
principal directors’ duties include the common law
fiduciary duties of good faith and exercising due care
and skill.

The articles of association of Accenture plc provide that
a director, in taking action, including an action that may
involve or relate to a change in control or potential
change of control of Accenture plc, may, but is not
required to, consider, among other things, the effects
that the action may have on other interests or persons,
including senior executives, retired senior executives
and employees and the communities in which Accenture
does business, as long as the director acts honestly and
in good faith with a view to our best interests. Accenture
plc’s Board of Directors has adopted a resolution
providing that our directors and officers will occupy a
fiduciary relationship with Accenture plc and its
shareholders and these directors and officers, in
performing their duties, will act in good faith in a
manner that a director or officer believes to be in the
best interests of Accenture plc and its shareholders, as
that standard of care is interpreted by the courts.

Under Luxembourg law, the general partner if acting in such capacity is an agent of Accenture SCA and as an agent owes fiduciary duties principally to Accenture SCA.

Liability and Indemnification of Directors and Officers

If a director or officer of an Irish company is found to
have breached his or her fiduciary duties to that
company, he or she may be held personally liable to the
company in respect of that breach of duty. Accenture
plc’s articles of association contain indemnification and
expense advancement provisions for persons who are
not directors or the Secretary of Accenture plc.
Accenture plc’s articles of association also confer a
more limited indemnity on its directors and Secretary
for certain costs and discharge the liability of a director
or the Secretary where judgment is given favor of the
director or Secretary in any civil or criminal action in
respect of such costs or liability, or where an Irish court
grants relief because the director or Secretary acted
honestly and reasonably and ought fairly to be excused.
This restriction does not apply to executives who are not
directors or the Secretary of Accenture plc. Any
provision which seeks to indemnify a director or
secretary of an Irish company over and above this shall
be void under Irish law, whether contained in its articles
of association or any contract between the director and
the company.

The general partner is liable for all of Accenture
SCA’s liabilities that cannot be satisfied out of its
assets.

Under Luxembourg law, the imposition of civil
liability on the general partner for deficiencies in the
performance of its duties as general partner of
Accenture SCA to Accenture SCA, its shareholders
and to third parties for deficiencies in its performance
of its role as supervisor of Accenture SCA’s accounts
and other duties as described in Accenture SCA’s
articles of association, could be considered to be a
matter of public policy. It is possible that
Luxembourg courts would declare void an explicit or
even implicit contractual limitation on our liability to
Accenture SCA. However, Accenture SCA may,
subject to the fulfillment of certain conditions,
validly indemnify the general partner against the
consequences of liability actions brought by third
parties, including shareholders, if such shareholders
have suffered a damage which is independent of and
distinct from the damage caused to Accenture SCA.

Accenture SCA

Accenture plc

Under Irish law, a company may not exempt its
directors from liability for negligence or a breach of
duty. However, where a breach of duty has been
established, directors may be statutorily exempted by an
Irish court from personal liability for negligence or
breach of duty if, among other things, the court
determines that they have acted honestly and
reasonably, and that they may fairly be excused as a
result.

In accordance with Irish law, Accenture plc has taken
out directors and officers liability insurance, as well as
other types of insurance, for our directors and officers.

In addition, Accenture International Sàrl (or one or more
of its subsidiaries) has entered into indemnification
agreements with each of Accenture plc’s directors and
secretary, providing for the indemnification of, and
advancement of expenses to, these persons.

Classification of Board; Number of Directors; Election of Directors; Filling of Vacancies; Removal of Directors and General Partner

The Irish Companies Acts provide for a minimum of
two directors. Accenture plc’s articles of association
provide for a minimum of eight directors and a
maximum of fifteen directors. The shareholders of
Accenture plc may from time to time increase or reduce
the maximum number, or increase or reduce the
minimum number, of directors by ordinary resolution.

Our Board of Directors determines the number of
directors within the range of 8 to 15.

The election of our directors is determined by a majority
of the votes cast at the annual general meeting or at any
special general meeting at which the relevant directors
are elected. Our shareholders do not have cumulative
voting rights. Accordingly, the holders of a majority of
the voting rights attaching to our ordinary shares will, as
a practical matter, be entitled to control the election of
all directors.

Our articles of association divide our Board of Directors
into 3 classes, with members of each class being elected
to staggered three-year terms. At each annual general
meeting, directors will be elected for a full term of three
years to succeed those directors of the relevant class
whose terms are expiring. Any nominee for director who
does not receive a majority of the votes cast is not
elected to the Board of Directors. Holders of Class A

The shareholders have the ability to remove the
general partner in accordance with the formal
requirements applicable in respect of amendments of
Accenture SCA’s articles of association. The
removal, in principle, would require the consent of
the general partner.

Accenture SCA

Accenture plc

and Class X ordinary shares are entitled to one vote for
each share at all meetings at which directors are elected.
Accenture plc’s articles of association provide for a
minimum number of directors of eight. If at any time the
number of directors falls below the minimum, the
remaining directors may act only for the purposes of
appointing additional directors to satisfy the
requirements of the articles of association with respect
to the minimum number of directors.

Our Board of Directors may appoint a director to fill a
vacancy resulting from the resignation or termination of
office of any director or as an additional director subject
to the maximum in the articles of association until the
next annual general meeting.

The Accenture plc articles of association provide that
the shareholders may by an ordinary resolution remove
a director from office before the expiration of his or her
term. Additionally, Accenture plc’s articles of
association provide that a director may be removed with
or without cause at the request of not less than 75% of
the other directors.

Director Nominations by Shareholders

The Irish Companies Acts provide that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals.

Accenture plc’s articles of association, however, contain advance notice requirements for shareholders to propose business or make nominations at annual general meetings. Under our articles of association, a shareholder must deliver to our secretary a notice executed by a shareholder (not being the person to be proposed) not less than 120 nor more than 150 days before the date of our proxy statement released to shareholders in connection with the prior year’s annual general meeting. The notice must contain (a) the name, age, business address and residence address of the person proposed to be nominated for election as a director, (b) the principal occupation or employment of such person, (c) the class, series and number of our shares which are beneficially owned by such person, (d) information which would, if he or she were so appointed, be required to be included in the company’s register of directors and officers and (e) all other information relating to such person that is required to be disclosed in solicitations for proxies for the election of directors pursuant to the SEC’s proxy rules, together with notice executed by such person of his or her willingness to serve as a director if so elected.

As a general matter of Luxembourg law it is possible for a shareholder or a shareholder group representing at least 10% of a company’s outstanding share capital to request that an agenda item or matter be put to a resolution of the shareholders. In such case, the general partner has the obligation to convene a shareholder meeting.

The general partner must be designated by the articles of association of Accenture SCA. Nomination of a new general partner can only be made in accordance with the formal requirements applicable in respect of amendments of Accenture SCA’s articles of association. This decision requires a quorum of half of Accenture SCA’s issued and outstanding shares and a two-thirds majority vote of the shares represented and voting.

Accenture SCA

Accenture plc

New Business Proposals by Shareholders

The Irish Companies Acts provide that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals.

The Irish Companies Acts provide shareholders with certain statutory rights to propose business at extraordinary general meetings.

Only matters submitted with the consent of the general partner of Accenture SCA, may be voted on at any meeting of Accenture SCA shareholders.

As a general matter of Luxembourg law it is possible for a shareholder or a shareholder group representing at least 10% of a company’s outstanding share capital to request that an agenda item or matter be put to a resolution of the shareholders. In such case, the general partner has the obligation to convene a shareholder meeting.

Calling of Special General Meetings of Shareholders

Extraordinary general meetings of Accenture plc may be
convened by (i) the Board of Directors, (ii) on
requisition of the shareholders holding not less than
10% of the paid up share capital of Accenture plc
carrying voting rights or (iii) on requisition of Accenture
plc’s auditors.

In the case of an extraordinary general meeting
convened by shareholders of Accenture plc, the
proposed purpose of the meeting must be set out in the
requisition notice. The requisition notice can contain
any resolution. Upon receipt of this requisition notice,
the Board of Directors has 21 days to convene a meeting
of Accenture plc’s shareholders to vote on the matters
set out in the requisition notice. This meeting must be
held within two months of the receipt of the requisition
notice. If the Board of Directors does not convene the
meeting within such 21-day period, the requisitioning
shareholders, or any of them representing more than one
half of the total voting rights of all of them, may
themselves convene a meeting, which meeting must be
held within three months of the receipt of the requisition
notice.

If the directors become aware that the net assets of
Accenture plc are half or less of the amount of
Accenture plc’s called-up share capital, the directors of
Accenture plc must convene an extraordinary general
meeting of Accenture plc’s shareholders not later than
28 days from the date that they learn of this fact. This
meeting must be convened for the purposes of
considering whether any, and if so what, measures
should be taken to address the situation.

Luxembourg law provides that the general partner
may call extraordinary meetings of shareholders. In
addition, special general meetings can be called upon
the request of a shareholder or shareholder group
holding at least 10% of the outstanding share capital
of a company.

Accenture SCA

Accenture plc

Shareholder Action by Written Consent

The Irish Companies Acts provide for the ability of shareholders to consent to action without a meeting by way of a unanimous written resolution. Accenture plc’s articles of association provide that anything which may be done by resolution of Accenture plc at a general meeting may be done by resolution in writing, but only if it is signed by or on behalf of all of the shareholders entitled to attend and vote on the relevant resolution.	Shareholders may not act by written consent under Luxembourg law.

Amendment of Governing Documents

Irish companies may only alter their memorandum and
articles of association by the passing of a special
resolution of shareholders.

In addition, Paragraph 6 of the memorandum of
association of Accenture plc provides that any
amendment to that paragraph and to the provisions of
Accenture plc’s articles of association relating to
mergers, any sale, lease or exchange by Accenture plc of
all or substantially all of its property or assets and the
appointment and removal of directors, which are not
approved by Accenture plc’s Board of Directors, must
be approved by shareholders holding not less than 80%
of Accenture plc’s issued and outstanding voting shares.

Amendments to Accenture SCA’s articles of
association generally must be approved by the
general partner of Accenture SCA, and by a
two-thirds majority (including shares held by the
general partner) vote of shareholders, at a meeting at
which a quorum of half of Accenture SCA’s issued
and outstanding shares are present or represented. If
the amendment adversely affects the rights of the
holders of a specific share class, a quorum of half of
the issued and outstanding shares of the relevant
share class would be required at the occasion of a
first shareholder meeting with no quorum
requirement existing in case of a second shareholder
meeting and a two-thirds majority vote of the shares
of that share class, in addition to the general partner’s
approval, would be required.

Amalgamation, Discontinuance and Sale of All or Substantially All of Our Assets or the Assets of Accenture SCA

A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of: (1) not less than 75% by value of the voting Class A ordinary shareholders and Class X ordinary shareholders, voting as separate classes; and (2) more than 50% in number of the voting Class A ordinary shareholders and Class X ordinary shareholders, voting as separate classes, at a meeting called to approve the scheme.

If Accenture plc enters into a merger with an EU-incorporated public company under the EU Cross Border Merger Directive 2005/56, such a merger must be approved by a special resolution. If Accenture plc is being merged with another EU public company under the EU Cross Border Merger Directive 2005/56 and the consideration payable to Accenture plc’s shareholders is not all in the form of cash, Accenture plc’s shareholders may be entitled to require their shares to be acquired at fair value.

Any amalgamation, dissolution and liquidation of Accenture SCA, or the sale of all or substantially all of its assets, requires the approval of the general partner of Accenture SCA, and the approval of two-thirds of the outstanding Accenture SCA shares represented and voting at a meeting where a quorum consisting of at least half of Accenture SCA issued and outstanding share capital that is entitled to vote is present or represented.

Accenture SCA

Accenture plc

Accenture plc’s articles of association provide that the approval of (i) the Board of Directors by a resolution passed with the approval of a majority of those directors then in office and eligible to vote on that resolution and (ii) a shareholder resolution passed by a majority of votes cast on the relevant record date is required to approve a sale, lease or exchange of all or substantially all of its property or assets.

Rights on Liquidation

Accenture plc’s articles of association provide that the
Class A ordinary shareholders of Accenture plc are
entitled to participate pro rata in a winding up, but their
right to do so may be subject to the rights of any
preferred shareholders to participate under the terms of
any series or class of preferred shares. Class X ordinary
shareholders of Accenture plc are not entitled to
participate in a winding up. Accenture plc may be
dissolved at any time by way of either a shareholders’
voluntary winding up or a creditors’ voluntary winding
up. In the case of a shareholders’ voluntary winding up,
a special resolution of the shareholders of Accenture plc
is required. Accenture plc may also be dissolved by way
of court order on the application of a creditor, or by the
Companies Registration Office as an enforcement
measure where Accenture plc has failed to file certain
returns.	Upon any liquidation of Accenture SCA, each holder
of Accenture SCA shares would be entitled, to the
extent of the availability of funds or assets in
sufficient amount, to the repayment of the nominal
share capital amount corresponding to the holder’s
share holdings. The liquidation proceeds, if any,
including the return of nominal share capital, would
be paid so that each holder of SCA Class II common
shares received a liquidation payment equal to 10%
of any liquidation payment received by a holder of
SCA Class I common shares or SCA Class III
common shares or Class III letter common shares.

Access to Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of Accenture plc and any act of the Irish Government which alters the memorandum of association of Accenture plc; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of Accenture plc; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Accenture plc; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of a subsidiary company of Accenture plc which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of Accenture plc will also have the right to inspect all books, records and vouchers of Accenture plc. The auditors’ report must be circulated to the shareholders with Accenture plc’s IFRS Financial Statements 21 days before the annual general	The public has the right to inspect the public documents of a company available at the office of the Trade and Companies Register in Luxembourg. Certain publications of, amongst others, articles of association and amendments thereto are in addition published in the Official Gazette in Luxembourg. Fifteen days prior to the annual general meeting of shareholders, the shareholders have the right to inspect at Accenture SCA’s registered office certain documents, such as the balance sheet, the profit and loss statement, and any reports of the general partner or the auditor.

Accenture SCA

Accenture plc

meeting and must be read to the shareholders at Accenture plc’s annual general meeting.

Accenture plc’s Board of Directors has adopted a resolution, providing that its shareholders have the right to inspect, at a principal place of business in the United States, copies of certain of our books and records, including shareholder names, addresses, and shareholdings in accordance with the terms set forth in the Model Business Corporation Act, as that act may be amended from time to time. If the Model Business Corporation Act does not provide access to the shareholder names, addresses, and shareholdings, these books and records will be made available for inspection by our shareholders for purposes properly related to their status as shareholders.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish
company do not have appraisal rights. Under the EC
(Cross-Border Mergers) Regulations 2008 governing the
merger of an Irish public limited company and a
company incorporated in the European Economic Area,
a shareholder (a) who voted against the special
resolution approving the merger or (b) of a company in
which 90% of the shares is held by the other company
the party to the merger of the transferor company has
the right to request that the company acquire its shares
for cash.	Shareholders of Accenture SCA have in principle no
appraisal rights under Luxembourg law. However, in
exceptional circumstances, the court may, among
other remedies, appoint ad hoc auditors to examine
the books and accounts of a company, to investigate
specific matters and to prepare a report.

Shareholder Suits

In Ireland, the decision to institute proceedings is generally taken by a company’s Board of Directors who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of Accenture plc. In deciding whether a minority shareholder may be permitted to bring a derivative action an Irish court will consider whether, unless the action is brought, a wrong committed against Accenture plc would otherwise go un-redressed.

The shareholders of Accenture plc may also bring proceedings against Accenture plc where the affairs of Accenture plc are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct which is burdensome, harsh or wrong. The conduct must relate to the internal management of Accenture plc. This is an Irish statutory

Under Luxembourg law a company may institute a suit against its directors in respect of a loss suffered by the company upon a shareholder resolution being taken to that effect. Shareholders may as a rule not institute individual proceedings against a director unless the shareholders have suffered a loss which is distinct and separate from the loss suffered by the company.

Accenture SCA

Accenture plc

remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.

Accenture plc’s Board of Directors has adopted resolutions, providing, among other things, that (a) its shareholders may bring derivative proceedings on behalf of Accenture plc, if those derivative proceedings are brought on a basis and under the terms set forth in the Model Business Corporation Act as it is interpreted by, or required by, the courts; and (b) Accenture plc will consent to the jurisdiction, for any otherwise available cause of action by or on behalf of our shareholders, of all Delaware state courts and U.S. federal courts in Delaware. Notwithstanding the passing of these resolutions, all substantive and procedural requirements of Irish law would have to be satisfied for any derivative proceedings or other legal actions to be brought in Ireland by a shareholder against Accenture plc or any of its directors or officers. In addition, there can be no assurance that Irish courts or courts in other jurisdictions would enforce court judgments obtained in the United States against Accenture plc or its directors in Ireland or in other countries where Accenture plc has assets.

Anti-takeover Measures

As an Irish company we are subject to Irish Takeover Rules. For more information, please see “Anti-takeover Provisions” in the Description of Share Capital, above.	No Luxembourg or EU takeover provisions will apply to Accenture SCA because it is not a listed company.

PLAN OF DISTRIBUTION

This prospectus relates to the possible issuance from time to time of up to 150,000,000 of our Class A ordinary shares to holders of up to an equal number of SCA Class I common shares if, and to the extent that, such holders tender their SCA Class I common shares for redemption and Accenture SCA elects to exchange those holders’ SCA Class I common shares for our Class A ordinary shares. We will not receive any cash proceeds from the issuance of the Class A ordinary shares to the holders of SCA Class I common shares tendered for redemption pursuant to this prospectus, but we will acquire the SCA Class I common shares from the redeeming holders in exchange for any of our Class  A ordinary shares we may issue pursuant to this prospectus.

LEGAL MATTERS

Arthur Cox, Solicitors will pass upon the validity of the shares offered by this prospectus.

EXPERTS

The consolidated financial statements of Accenture Ltd (the predecessor issuer) and its subsidiaries as of August 31, 2008 and 2007, and for each of the years in the three-year period ended August 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of August 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Such report states that Accenture Ltd (the predecessor issuer), as of September 1, 2007, changed its method of accounting for uncertain tax positions, as of August 31, 2007, changed its method of accounting for defined benefit pension and other postretirement plans, and as of September 1, 2005, changed its method of accounting for share-based compensation awards.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all of the information included in the registration statement on Form S-3 of which this prospectus is a part. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Accenture Ltd and Accenture plc, who file electronically with the SEC. The address of that site is http://www.sec.gov. In addition, we make available free of charge on the Investor Relations section of our website at www.accenture.com our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC. Reports, proxy statements and other information concerning Accenture Ltd and Accenture plc may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which our predecessor, Accenture Ltd, has previously filed with the SEC and are considered a part of this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering (excluding any information “furnished” but not “filed”). These filings contain important information about us.

•	Accenture Ltd’s Annual Report on Form 10-K for the fiscal year ended August 31, 2008.

•	Accenture Ltd’s Quarterly Reports on Form 10-Q for the quarterly periods ended November 30, 2008, February 28, 2009 and May 31, 2009.

•

Accenture Ltd’s Current Reports on Form 8-K, filed September 25, 2008, December 16, 2008, December 19, 2008, February 13, 2009, May 26, 2009, June 29, 2009, July 29, 2009, August 5, 2009, August 11, 2009 and August 20, 2009.

•

The Current Report of the Company on Form 8-K12B, filed September 1, 2009 with the Commission under Section 12(b) of the Exchange Act, including the description of the Company’s Class A ordinary shares contained therein.

You can obtain copies of any of the documents incorporated by reference in this document from us or through the SEC or the SEC’s website described above. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated by reference in this document by writing to us at the following address or calling us at the telephone number listed below:

Investor Relations

1345 Avenue of the Americas

New York, NY 10105

Telephone: +1 (877) ACN-5659 in the United States and Puerto Rico

+353 (1) 407-8203 outside the United States and Puerto Rico

E-mail: investor.relations@accenture.com

150,000,000

ACCENTURE PLC

Class A Ordinary Shares

PROSPECTUS

September 1, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the sale and distribution of the securities being registered. All amounts are estimated.

Accounting Fees and Expenses	$15,000
Legal Fees and Expenses	50,000
Printing Expenses	35,000
Miscellaneous	10,000

Total	$110,000

Item 15. Indemnification of Directors and Officers.

Accenture plc’s articles of association contain indemnification and expense advancement provisions. That indemnity is subject to the provisions of the Irish Companies Acts. The Irish Companies Acts prescribe that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in favor of the director or secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused.

Our directors and officers are covered by directors’ and officers’ insurance policies maintained by us.

In addition, Accenture International Sàrl has entered into indemnification agreements with or as to each of Accenture plc’s directors and secretary, providing for the indemnification of, and advancement of expenses to, these persons.

Item 16. Exhibits.

The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) shall not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x), for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date it is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or the prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer to sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on September 1, 2009.

ACCENTURE PLC

By:	/S/ DOUGLAS G. SCRIVNER
Name: Douglas G. Scrivner
Title: General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William D. Green, Pamela J. Craig and Douglas G. Scrivner and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacity, in connection with the Registration Statement amended by this Post-Effective Amendment, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (1) any and all amendments or supplements (including any and all stickers and post-effective amendments) to the Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (2) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WILLIAM D. GREEN William D. Green	Chairman of the Board and Chief Executive Officer (principal executive officer)	September 1, 2009

/S/ DINA DUBLON Dina Dublon	Director	September 1, 2009

/S/ CHARLES GIANCARLO Charles Giancarlo	Director	September 1, 2009

/S/ NOBUYUKI IDEI Nobuyuki Idei	Director	September 1, 2009

/S/ WILLIAM L. KIMSEY William L. Kimsey	Director	September 1, 2009

/S/ ROBERT I. LIPP Robert I. Lipp	Director	September 1, 2009

/S/ MARJORIE MAGNER Marjorie Magner	Director	September 1, 2009

Signature	Title	Date

/S/ BLYTHE J. MCGARVIE Blythe J. McGarvie	Director	September 1, 2009

/S/ SIR MARK MOODY-STUART Sir Mark Moody-Stuart	Director	September 1, 2009

/S/ WULF VON SCHIMMELMANN Wulf von Schimmelmann	Director	September 1, 2009

/S/ PAMELA J. CRAIG Pamela J. Craig	Chief Financial Officer (principal financial officer)	September 1, 2009

/S/ ANTHONY G. COUGHLAN Anthony G. Coughlan	Principal Accounting Officer and Controller (principal accounting officer)	September 1, 2009

/S/ DOUGLAS G. SCRIVNER Douglas G. Scrivner	Authorized U.S. Representative	September 1, 2009

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Memorandum and Articles of Association of Accenture plc (incorporated by reference to Exhibit 3.1 to the Company’s 8-K12B filed on September 1, 2009)

3.2	Certificate of Incorporation of Accenture plc, an Irish public limited company (incorporated by reference to Exhibit 3.2 to the Company’s 8-K12B filed on September 1, 2009)

5.1	Opinion of Arthur Cox, Solicitors (filed herewith)

23.1	Consent of Arthur Cox, Solicitors (included as part of Exhibit 5.1)

23.2	Consent of KPMG LLP (filed herewith)

24.1	Power of Attorney (included on the signature page of this Post-Effective Amendment to the Registration Statement)